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                                EXHIBIT 10.40



             SALE, INSTALLATION AND TECHNICAL ASSISTANCE AGREEMENT


            Agreement, made this 14th day of November, 1983, by and between Graaff KG, a German limited partnership with offices at Heinrich Nagel Strasse 1, 3210 Elze, Federal Republic of Germany (herein, "Graaff"), and Great Dane Trailers, Inc., a Georgia corporation with offices at Lathrop Avenue, Savannah, Georgia, jointly and severally with Great Dane Trailers Indiana, Inc., an Indiana corporation with offices in Brazil, Indiana (collectively herein, "Great Dane").
            WHEREAS, Graaff has available to it certain confidential and proprietary information regarding processes and equipment for the manufacture of foam core panels useful in the construction of truck trailer bodies; and
            WHEREAS, Great Dane desires to have Graaff provide equipment in the United States for the production of such foam core panels for such use, and to design an appropriate lay-out of Great Dane's plant for the installation thereof and to assist in the installation thereof;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:
            1.     DEFINITION OF TERMS
               The following terms when used throughout this Agreement shall have the meaning ascribed herein unless such meaning is clearly precluded by the context in which the term is used.


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                1.1     ACCEPTANCE:  shall mean successful completion of the
Start-Up as set forth in Section 2.6.
               1.2 AFFILIATE: shall mean any business entity controlling, controlled by or under common control with another entity, control being a right to vote more than 50% of the votes or interests in each entity.
               1.3 CONFIDENTIAL INFORMATION: shall mean confidential and proprietary information, ideas, concepts and know-how related to economic and commercial matters, as well as technical information of any type, relating to the design, manufacture, maintenance or use of the Equipment and/or the Licensed Product.
               1.4      SCHEDULE:  shall mean the timetable established in
Exhibit 1.4 attached hereto for the various actions to be taken by Graaff and Great Dane.
               1.5 EQUIPMENT: shall mean the various materials, supplies, hardware, components and facilities to be delivered by Graaff hereunder, which Equipment shall be substantially similar to that presently used for the production of foam-core panels at the Elze facilities of Graaff, a partial list of which is attached hereto as Exhibit 1.5.
               1.6 FACILITY: shall mean the Plant, including the Installed Equipment and the Supply Requirements.
               1.7 FACILITY SPECIFICATIONS: shall mean all information required to design, and construct the Plant and to procure or where necessary to construct the Supply Requirements and to install, operate and maintain the Facility so as to


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produce Licensed Product in conformity with the Product Specifications and the
Performance Specifications.
               1.8 SUPPLY REQUIREMENTS: shall mean various utilities (including without limitation gas, air, electricity, waste treatment and/or removal); tools; mechanical, electrical or other required sub-systems; testing devices; cranes, forklifts and other similar equipment; molds; and supplies of raw materials, and other items, as are all necessary to permit the Installed Equipment to operate in the Plant and which are to be supplied by Great Dane.
Exhibit 1.8 hereto sets forth those Supply Requirements presently known to Graaff; the parties acknowledge that this will be supplemented and completed pursuant to Section 2.1 hereof.
               1.9 IMPROVEMENT: shall mean any invention, patent or Confidential Information relating to the Equipment or the Licensed Product developed or reduced to practice from the date hereof until the end of the Term.
               1.10     INSTALLATION:    shall mean the process of assembling,
mounting and installing the Equipment in accordance with the Plant Designs.
                  1.11 JOB SITE: shall mean the location of the Plant at Brazil, Indiana.
                  1.12 LICENSED PRODUCT: shall mean foam core panels for use in the production of truck trailers.


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               1.13      PERFORMANCE SPECIFICATIONS:  shall mean those
specifications for the operation of the Facility as set forth in Exhibit 1.13 hereto.
               1.14 PLANT: shall mean the building provided at the Job Site, together with all necessary fixtures, fittings, utilities and Supply Requirements.
               1.15 PLANT DESIGNS: shall mean layouts, blue prints and other designs of the Plant showing INTER ALIA where Equipment is to be installed as well as where Great Dane will install all supporting elements.
               1.16 PRICE: shall mean the amounts set forth in Section 5 hereof.
               1.17 PRODUCT SPECIFICATIONS: shall mean those standards and specifications which the Licensed Product shall meet when produced in the Facility during and after Start-Up, as set forth in Exhibit 1.17 attached hereto.
               1.18 START-UP: shall mean a period of thirty (30) days of testing by Graaff of the Facility to demonstrate that the Facility produces Licensed Product in accordance with the Product and Performance Specifications.
              1.19 TECHNICAL ASSISTANCE: shall mean the services of engineers or other specialist personnel to be provided by Graaff.
               1.20 TERM: shall mean the five-year period beginning at Acceptance (notwithstanding that this Agreement shall


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have become valid and binding as of the execution and delivery hereof).
               1.21 TERRITORY: shall mean the United States and its possessions, Puerto Rico, Canada and Mexico.
            2.     DESIGNS, EQUIPMENT AND SPECIFICATIONS.
               2.1 (a) As soon as possible after the execution hereof, Great Dane will provide Graaff with all information reasonably available to Great Dane regarding available utilities; environmental, pollution and health and safety regulations; temperature and humidity conditions at the Job Site; and such other information as Graaff may reasonably request in order to conform the Equipment to the Job Site, to commence work on the preliminary Plant Designs, and to install the Equipment in the Plant.
                    (b) As soon as possible after the execution hereof, Graaff will provide Great Dane with all information (including but not limited to Confidential Information) reasonably available to Graaff, so as to enable Great Dane to (i) meet its obligations under Section 2.1(a) above; and (ii) determine the suitability of the Equipment for producing Licensed Product in the Facility.
                    (c) Great Dane and Graaff will continue to co-operate and exchange data, plans, drawings and the like so as to enable the parties to agree to the following matters: (i) a final Plant Design; (ii) final Supply Requirements; (iii) modification of the Equipment (or provision of additional equipment or facilities by Great Dane) to meet environmental, pollution, safety


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and other like standards applicable to the Equipment and its operation at the
Job Site. The Supply Requirements shall also specify when the various elements thereof shall be required and available. In the event that (i) any Equipment requires any change or modification to meet environmental, pollution, safety or other standards applicable to the operation of the Equipment at the Job Site, or
(ii) in the event Great Dane shall request modifications in the Equipment other than those required to produce Licensed Product in accordance with the Product and Performance Specifications (provided that Graaff is capable of making such requested other modifications), Graaff agrees to provide such modified Equipment. In the event that the cost of providing such modified Equipment pursuant to (i) above is greater than the cost of providing Equipment which meets similar standards applicable in the Federal Republic of Germany, and in any event in regard to changes pursuant to (ii) above, Graaff will notify Great Dane of its reasonable expectations of any increases in cost, and the increase in cost, shall be added to the Price, and paid pursuant to Section 5.4 hereof.
                    (d) The parties expect the above procedures this to be completed in accordance with the Schedule; to the extent delay, justified pursuant hereto, is experienced, the Schedule will be adjusted accordingly. Graaff shall provide Great Dane with, and both Great Dane and Graaff will initial copies of, final Plant Designs and final Supply Requirements when both parties are satisfied with them and one (1) copy so initialled


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will be attached hereto.  Great Dane will cause final and complete architectural
(mechanical, electrical, structural and so forth) blueprints to be developed from the final Plant Designs. Graaff reserves the right to review and approve such blueprints before Great Dane accepts the same.
               2.2 Graaff agrees, at no additional cost to Great Dane and as part of the Price to provide Great Dane with (i) Technical Assistance, and
(ii) all material Facility Specifications in the possession or control of Graaff no later than three (3) months after the execution hereof.
               2.3 Great Dane agrees that it will cause the Supply Requirements to be available in the manner agreed at such time as the parties shall have scheduled, and shall have the Plant constructed, ready for Installation, in accordance with the Plant Designs and the Schedule.
               2.4 Graaff agrees it will purchase or construct (as the case may be) and deliver Equipment, and be primarily responsible for the Installation of the Equipment, all in accordance with the Plant Designs and the Schedule.
For such purposes, Great Dane agrees to place at the disposal of Graaff at the Job Site such personnel, independent contractors, tools and such other assistance as Graaff may reasonably require, at the risk and expense of Great Dane, but subject to the supervision of Graaff for the actual process of Installation and Start-Up.
               2.5 Immediately prior to the commencement of Start-Up, Graaff shall certify to Great Dane that the final Supply


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Requirements have been fulfilled by Great Dane and that the Plant provided by
Great Dane is in conformity with the final Plant Designs. In the event this shall not be the case, Great Dane shall at its expense make such corrections to the Plant or obtain such Supply Requirements in order that the same shall be complete in accordance with the final initialled Supply Requirements and/or Plant Designs, and until such has occurred, Graaff shall not be under any obligation to complete the Installation or commence Start-Up (as the case may be). Graaff covenants and agrees that the final Supply Requirements as specified by Graaff shall be reasonably available in the world marketplace.
               2.6 Graaff agrees that it will provide Great Dane, in accordance with the terms and conditions hereof, with the Equipment, Technical Assistance and information and know-how (including Confidential Information) so that subsequent to the certification set forth in Section 2.5 hereof, the Facility will be capable of producing Licensed Product in accordance with the Product and Performance Specifications. In the event that Graaff shall not be able for any reason to complete the Installation (other than for reasons consistent with Great Dane's failure to perform hereunder, or for conditions set forth in Section 14 hereof), Graaff agrees it will make available to Great Dane, at Great Dane's election, all information and know-how concerning the Equipment and the Installation necessary and sufficient to permit Great Dane to complete the Installation itself, including without limitation information necessary and sufficient to purchase or


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manufacture the Equipment, as the case may be.  Such information shall be deemed
Confidential Information hereunder, and, shall be used strictly for the purposes of completing the Installation at the Plant.
                  2.7 Upon completion of Installation, the parties will cause the Equipment as installed to undergo Start-Up. If such Start-Up is successfully completed in accordance herewith, both parties shall execute a document so stating. If this StartUp shall not be successfully completed, Graaff will at its expense undertake such action and procedures to permit a second Start-Up to commence within eight (8) weeks of the scheduled date of completion of the initial Start-Up. For the purposes hereof, Start-Up shall be deemed successfully completed at such time during the Start-Up period when Graaff, either with personnel of Great Dane, or if in Graaff's opinion, such personnel have not been fully or satisfactorily trained, with Graaff's Technical Assistance, is able to cause the Facility to produce Licensed Product, in accordance with the Product and Performance Specifications. Graaff may keep such samples of Licensed Product for testing and quality control purposes as it shall require.
               2.8 Great Dane warrants and represents to Graaff that the test programs "Drive-3" and "Space DRV", a true, accurate and complete disk of which programs (as well as all associated operational testing parameters and test results) has been delivered to Graaff as of the execution hereof, are the dynamic test programs which Great Dane used in testing 2.5" thick side


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walls in truck trailer (No. IS-DSO 82001) which Great Dane found to be acceptable. In conjunction with Exhibit 1.17 (B), hereto, Great Dane covenants that in any testing of Licensed Product for conformity with the Product Specifications, such testing will be carried out on equivalent panels, with the same test program, under the same test conditions, using the same test equipment, on an equivalent truck trailer. Graaff may observe such testing and, if it requests, Great Dane will utilize the above-mentioned program disk delivered to Graaff. Graaff may, in the event of any failure of the Licensed Product to meet the Product Specifications, cause further equivalent panels to be produced in its Elze facilities and may itself produce equivalent Licensed Product at the Facility, which Great Dane will incorporate into a further truck trailer and run the same testing again. If the Licensed Product produced at the Facility then meets the Product Specifications, Great Dane shall have no claim for non-conformity in respect of the immediately prior test. In any case, Great Dane covenants and agrees that it will produce a truck trailer and cause the Licensed Product to undergo testing as above foreseen during the Start-Up period immediately (or as soon as under the circumstances may at all be possible) after Graaff shall have caused the facility to produce the appropriate Licensed Product therefor. In the event that Graaff shall have timely produced or caused to be timely produced Licensed Product which meets the Product and Performance Specifications, for the production of such truck trailer and testing of the Licensed


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Product, but such production and testing shall extend beyond the Start-Up period
(or second Start-Up period, as the case may be) as scheduled, then the Start-Up period shall be deemed extended for the time needed for such trailer production and testing. The Schedule (and any other actions or remedies which pursuant to this Agreement would commence after or as of Acceptance) shall be appropriately modified and extended, provided that the Licensed Product shall have met
Product and Performance Specifications.
            3.     TECHNICAL ASSISTANCE AND TRAINING.
               3.1 As part of the Price, Graaff agrees, at its expense, to train three (3) employees of Great Dane at its facilities in Elze, Federal Republic of Germany, including training in the construction, operation, maintenance and repair of the Equipment which training shall not exceed a term of five (5) working weeks. Graaff will inform Great Dane regarding the qualifications and abilities which Graaff believes will be necessary in order that the training will proceed effectively and on schedule. Such training shall be completed prior to the date on which the Equipment shall be shipped EX
WORKS. Great Dane agrees to make such employees available in a timely manner and shall bear the costs of transportation, meals and lodging while such employees are in training. Graaff reserves the right, in its reasonable discretion, to reject any such trainees as unsuitable, and if so, Great Dane will provide substitute trainees. Additional training of these or other employees of Great Dane may be requested by Great Dane, but will be at a cost of DM 250 per


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training day or part thereof for up to three (3) Great Dane employees.  Graaff cannot train more than three (3) such persons during any one training period. Graaff covenants that it will provide sufficient training in such five (5) week period to permit the trained employees to operate and maintain the Equipment.
               3.2 From the date hereof until completion of the Term, upon reasonable notice from Great Dane, Graaff will make available to Great Dane such of its employees as Great Dane may reasonably request for Technical Assistance, whether on or off the Job Site, for up to thirty (30) man-days per contract year.
               3.3 Each of Graaff and Great Dane shall maintain appropriate medical insurance on behalf of their respective employees while on the premises of the other and shall be responsible and indemnify the other party for any and all claims for costs of medical treatment for such employees, as claimed against the other party by any doctor or medical facility, provided that any sickness or injury to such employee is not based on the negligence or wilful fault of the other party or its employees.
               3.4 Subject to any limitations on damages herein contained, each of Graaff and Great Dane agree to indemnify and hold the other harmless from any claims, damages, judgments, fees and expenses resulting from injury or damage to persons employed by or property of the indemnified party, caused by any Agent hereinafter defined) of the indemnifying party while at or on the premises of the indemnified party.


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            4.   DELIVERY OF EQUIPMENT.
               The Equipment shall be delivered, at Great Dane's option to be exercised in writing at least ninety (90) days prior to the scheduled shipment of the Equipment, E.O.T. at nearest terminal to Elze works (per 1980 Incoterms) to such carrier as Great Dane shall have timely requested, or if none shall have been requested, by such reasonable commercial carrier as Graaff shall select, in which case (a) title and risk of loss shall pass to Great Dane on delivery to the carrier or the terminal as the case may be, and (b) Great Dane shall be responsible for (i) all transportation of the Equipment to the Job Site; (ii) export and import clearances; (iii) customs duties and similar charges; and (iv) for insurance against damage in an amount equal to the full replacement value of the goods. Such policy shall name Graaff as an additional named insured in respect of its obligations herein to deliver the Installation. In the alternative, Great Dane may timely elect to have delivery made, and title and risk of loss pass, at the Job Site, in which case all additional costs as outlined above and incurred by Graaff shall be deemed to be additional elements of the Price, payable immediately upon Graaff's presentation of an invoice for such costs with reasonable supporting documentation. Graaff shall use such packing as may be usual and customary for such shipment the cost of which is included in the Price.
            5.    PRICE, PAYMENT AND DAMAGES.
               5.1       The Price for Graaff's performance hereunder,


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including provision of the Equipment and training pursuant to Section 3.2 hereof, will be Four Million Eight Hundred Ninety Five Thousand German Marks (DM4,895,000), plus Three Hundred Twenty Thousand German Marks (DM320,000), plus or minus 10%, for two (2) foaming machines, plus Thirty Five Thousand German Marks (DM35,000) for a one-year supply of major spare parts.
               5.2 For provision of any Technical Assistance away from the Elze facilities, Great Dane agrees to pay Graaff an amount of DM750 per man-day or partial man-day until December 31, 1984, and thereafter a PER DIEM supplement based on any increased labor costs of Graaff, for each consultant.
In addition, if such Technical Assistance shall be rendered at other than the Elze facilities, Great Dane will provide round trip economy class air fare, meals and lodging for all employees of Graaff or its Affiliates providing such services.
                  5.3   Payment of the Price shall occur as follows:
(i) upon the execution hereof, forty percent (40%) of the Price (being for the purposes hereof, DM 2,100,000) in good and immediately available funds in hand or wire transferred to an account designated by Graaff; (ii) thirty percent (30%) of the Purchase Price upon delivery of the Equipment to the carrier EX WORKS (whether or not Great Dane has elected delivery EX WORKS) provided that the same shall not be due earlier than fourteen (14) months after Starting Date per Exhibit 1.4; and (iii) the remaining thirty percent (30%) of the Purchase Price, payable thirty (30) days after Acceptance, provided that the same shall


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not be due earlier than nineteen (19) months after Starting Date (per Exhibit
1.4) plus thirty (30) days. Payment for Technical Assistance or additional training shall be made thirty (30) days after Graaff's monthly invoice in respect of the same.
               5.4 In the event of any change or modification to the Equipment resulting in any increased costs pursuant to Section 2.1(c), Great Dane shall pay Graaff for such increased costs as follows: forty percent (40%) of such amount shall be paid by Great Dane to Graaff upon execution of any change order or similar document reflecting such change (which Great Dane agrees to provide Graaff); thirty percent (30%) shall be paid at the time the Equipment incorporating such change shall be shipped; and thirty percent (30%) thirty (30) days after Acceptance, all as provided in Section 5.3.
               5.5 In the event that Acceptance shall be delayed for more than eight (8) months after the Plant and Supply Requirements shall be ready for Installation (but no sooner than fourteen (14) months after the date hereof), the parties acknowledge that Great Dane will suffer damages which are not subject to quantification. As a result, Graaff agrees it will pay Great Dane liquidated damages (and not a penalty) of One Thousand Dollars per working day (Monday-Friday) of such delay, not in any case however to exceed ten percent (10%) of the Price, which Great Dane at its option may set off against the final installment payment of the Price. Such liquidated damages will start to accrue as of the end of such eight-month period and shall terminate either as above or


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at the date that the Facility operates to produce Licensed Product in accordance with the Product and Performance Specifications. In the event that the obligations of Graaff hereunder are not performed, and Great Dane recovers a judgment for damages against Graaff, Great Dane agrees that any such liquidated damages paid shall be set-off against such judgment.
               5.6 In the event of any non-payment of monies due from one party to another pursuant to this Agreement, any amount payable shall, commencing ten (10) days after due date, accrue interest at two percent (2%) above the prime rate of interest publicly announced by the German Bundesbank (Federal Reserve Bank), Frankfurt am Main, on the due date thereof, until paid. In the event such interest rate shall be in excess of the maximum legally permissible rate of interest, then such amount payable shall accrue interest at such maximum legally permissible rate.
            6.    LICENSE TO CONFIDENTIAL INFORMATION.
               6.1 Graaff hereby grants Great Dane the right and license prior to, during and, without limitation, after the Term hereof to utilize the Confidential Information, for (i) construction and operation of the Facility for production of the Licensed Product in the Territory, (ii) production of the Licensed Product in the Territory, and (iii) use and sale of the Licensed
Product in truck trailers throughout the world, except in the territory of East and West Europe. After the Term, provided Great Dane has performed its royalty obligations hereunder, such license shall be non-cancellable.


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               6.2  Graaff agrees that the licenses granted in
Section 6.1 are exclusive in the Territory, and as a result, Graaff will not either itself or via any Affiliate, enter into production, use or sale of the Licensed Product in the Territory, nor license any others to do so, and to the extent Graaff shall determine to be legally permissible, will not permit any other licensees to cause or permit sales of Licensed Product in the Territory. Graaff further agrees that the license granted in Section 6.1(iii) above, with respect to use and sales outside the Territory shall be exclusive in any area of the world (other than East and West Europe) where Graaff shall not have at any time heretofore or hereafter entered into a license agreement with a third party for use and sale of the Licensed Product. If such a license is proposed to be entered into, Graaff agrees to give Great Dane prior notice thereof. If such third-party license for such area shall be non-exclusive, then the license discussed herein shall be automatically deemed to have become non-exclusive for such area upon execution of such other license. In the event that such license shall be exclusive, then Great Dane shall be entitled to honor outstanding orders in effect at the time of notice from Graaff, but thereafter Great Dane agrees to withdraw from the area covered by such third-party license and such area shall be, upon execution of such license, automatically deemed withdrawn from the scope of Section 6.1(iii). To the extent Graaff shall determine to be legally permissible, it shall not permit such licensee(s) to export out of the territories covered


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by their licenses into the territories otherwise granted hereby to Great Dane. In no event shall Great Dane be entitled to compensation in any manner for the reduction of the territory covered by the scope of Section 6.1(iii).
               6.3 The provisions of Section 6.1 and 6.2 above, as well as Great Dane's area of permitted manufacture, are limited strictly to truck trailers, and no other fields of use, unless with Graaff's prior express consent.
               6.4 The rights granted under this license to Great Dane are restricted to the single planned Facility at the Job Site, to be operated by Great Dane. In the event that Great Dane shall desire to move the Equipment to a new site in the Territory, it shall obtain Graaff's prior authorization, which shall not be unreasonably withheld. In the event Great Dane shall desire to establish a second (or further) Facility, for itself or for any Affiliate, in the Territory, it agrees to purchase all Equipment from Graaff, provided that Graaff's prices shall not exceed the Price herein as may be increased or decreased by the change, from the date hereof to the date of Great Dane's order for such Facility, in the Price Index Number 22.7 (Index for Industrial Products, Subindex for Products of the Capital Goods Industry), published by the West German Federal Bureau of Statistics, and in such case, Graaff agrees to sell the same to Great Dane. If Graaff's price shall be greater than the Price herein as so changed, Great Dane shall be free to purchase the Equipment elsewhere. In either case, the license herein shall extend to the


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construction (by Great Dane or on its behalf) and operation of such second or subsequent Facility on a royalty-free basis, provided that if Great Dane has not paid the Maximum Royalty hereunder, royalties shall be payable on such second or subsequent Facility in the same manner as provided herein, until such Maximum Royalty shall in the aggregate have been reached. In the event that Great Dane shall wish to sell the Facility or any division of Great Dane operating the Facility, this Agreement may be assigned to any purchaser, provided (i) the purchaser shall in advance agree to protect Graaff's Confidential Information as herein set forth, pursuant to a written agreement specifically recognizing Graaff's interests in the Confidential Information; (ii) such purchaser shall not be a competitor of Graaff or its Affiliates; and (iii) Great Dane shall remain primarily obligated and liable to Graaff pursuant hereto for any amounts of money then outstanding.
               6.6 From the date hereof until the end of the Term hereof, in addition to the Confidential Information, Graaff shall make reasonably available to Great Dane such other information as is necessary for operation and maintenance of the Plant, including raw materials specifications, specifications for manufacturing or procurement of any special tools and specifications for any necessary subsystems not a part of the Equipment.
            7.     SECRECY AND CONFIDENTIALITY.
                  7.1  Graaff represents that Graaff's Confidential
Information is a valuable trade secret of Graaff, is generally


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not known in the industry, and constitutes a valuable asset of Graaff which would be without value if disclosed in an unauthorized or non-restricted manner.
               7.2 The parties agree that each will take and maintain all precautions to ensure that their respective directors, partners, officers, employees, shareholders, representatives, licensees and agents (generally, "Agents") shall only be permitted such access to Confidential Information of the other as such Agent(s) shall need to know for the design, construction, operation and maintenance of the Facility and Equipment and that any person being given such access shall be permitted to use the same solely for construction, operation and maintenance or repair of the Facility and Equipment and that any person being given such access shall be permitted to use the same solely for construction, operation, maintenance or repair of the Facility consistent with the provisions of this Agreement.
               7.3 Great Dane and Graaff shall not, and shall take and maintain all precautions that its Agents shall not at any time, directly or indirectly, with respect to Confidential Information of the other, (a) divulge or disclose any Confidential Information disclosed to the other at any time hereafter to any third-party, unless the disclosing party shall have been informed thereof in advance and has given the other party its approval thereto, which shall only be granted if such disclosure (i) is for the specific purposes hereof and (ii) the party to whom such disclosure is proposed to be made executes a writing evidencing to


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the satisfaction of the disclosing party its acknowledgement of the other party's rights and remedies in respect of the Confidential Information, or (b) use (or permit the same by any Agent or third party) the Confidential Information in a manner inconsistent with this Agreement.
               7.4 Each party hereto agrees to keep documents containing Confidential Information, both their own and that of the other party, and any copies thereof, as secure and in the same manner as it maintains its own most confidential documents. In the event that an Agent of Great Dane shall have access to Confidential Information and shall leave the employ or control of Great Dane, Great Dane shall not be liable for any disclosure by such Agent. However, Great Dane agrees that in respect of any such Agent of supervisory level or more senior, (a) if reasonably possible, Great Dane shall obtain a written statement from such Agent that such Agent will not disclose or use the Confidential Information in any manner; (b) if reasonably possible, discover the next employer or principal for such Agent and give due written notice of continuing restrictive proprietary rights and obligations of such Agent in regard to the Confidential Information to such employer or principal; and (c) assign and transfer to Graaff any and all rights Great Dane may have to seek non-disclosure or other remedies or damages against such Agent.
               7.5 At such time as any document containing Confidential Information shall no longer be needed by or useful to Great Dane, Great Dane, agrees at its own expense if it shall


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desire to remove the same from its procedures and protection for confidential documents and at its election, (i) to assume the cost and responsibility of returning all of the same to Graaff or (ii) to destroy the same and certify the fact of such destruction to Graaff.
               7.6   A party shall only be relieved of the obligations of this
Section 7 with respect to any Confidential Information which (i) falls or has fallen into the public domain through no fault of such party; (ii) was in the possession or control of such party at or prior to the time of disclosure; or
(iii) a party shall hereinafter receive from any third-party not in violation of any obligations of secrecy to the other party; or (iv) is required to be disclosed by a party by law or legal process. In the event of any disclosure required by law or legal process, a party shall give the other immediate notice of such requirement and shall afford the other an opportunity to resist the same, as may be legally permitted, prior to such disclosure.
               7.7 The parties acknowledge that in the event of any breach or threatened breach of this Section 7, the remedies available at law may be inadequate and that a party shall as a result have the right to seek against the other, or Agents of the other, immediate injunctive relief or such other equitable relief as may be deemed appropriate to protect its Confidential Information.
            8.    IMPROVEMENTS.
               8.1 The parties agree that they will give prompt notice to the other of any Improvement, shall give the other party an opportunity to inspect and test such Improvement, shall deliver to the other any blueprints, diagrams or other description of the Improvement for purposes of adopting the same, and will provide Technical Assistance and training to the other as may be needed (if given by Great Dane, compensation shall be equivalent to that which Graaff would receive in the reverse circumstances), all in accordance with the provisions of this Agreement.
               8.2 In the event that any Improvement shall constitute Confidential Information, the provisions of Section 7, MUTATIS MUTANDIS, shall apply.
               8.3 Each party agrees to, and hereby does, grant to the other a royalty-free, non-exclusive license during and after the Term hereof without limitation as to time to utilize any Improvement. Any such license being granted shall be deemed to incorporate and be subject to the limitations set forth in this Agreement with respect to the use of Confidential
Such license, if to Graaff, shall include a right of disclosure (under appropriate contractual agreement) and sublicense to any third-party who shall reciprocate and permit Graaff by agreement to grant rights to Great Dane to its improvements under the terms hereof.
               8.4 The grant of license pursuant to Section 8.3 is subject to any further limitations (including non-disclosure) imposed by any third party from which the disclosing party obtained knowledge or information concerning the Improvement, except if such third party is at that time an Affiliate of the disclosing party.
               8.5 The disclosing party may, with respect to any patentable Improvement, further limit disclosure as and for so long as it shall deem necessary to permit it to obtain patent protection.
            9.    ROYALTIES.
               9.1 In addition to the Price, Great Dane agrees to pay Graaff royalties in respect of the license herein granted on the basis of two and one-quarter German Marks (DM 2.25) per square meter of Licensed Product produced and sold by Great Dane during each year of the Term. Great Dane shall not be obligated to pay in excess of Two Hundred Eighty One Thousand Two Hundred Fifty German Marks (DM 281,250) in annual royalties; Great Dane's total royalty obligations for the licenses granted herein shall in the aggregate be One Million Four Hundred Six Thousand Two Hundred Fifty German Marks (DM 1,406,250) and herein, "Maximum Royalty"). Strictly for the purposes of royalty calculation, the first quarter after Acceptance shall be the period of time from Acceptance to the end of the next following calendar quarter, and any reference to a year of the Term hereunder shall mean a year commencing on the first day of such next following calendar quarter or any anniversary thereof.
               9.2 Royalties shall accrue as of the issuance of an invoice by Great Dane for sale of truck trailers incorporating the Licensed Product (or by an Affiliate thereof, as the case may

be), without regard to payment, collection or refund. Such royalty shall be calculated on a quarter-annual basis, commencing with the first quarter year after Acceptance, and shall be payable within thirty (30) days after the end of each quarter. An accounting of royalties due and of Licensed Product produced and invoiced by Great Dane (and its Affiliates, if applicable) shall be signed as true and accurate by a duly authorized officer of Great Dane and shall be delivered to Graaff together with payment.
               9.3 In the event that the Maximum Royalty shall not have been paid during the Term hereof, Great Dane shall continue to make and account for regular royalty payments for a further period of two (2) years until the Maximum Royalty shall be paid, except that during such time no annual limitation on royalties shall be applicable.
               9.4 Upon Great Dane's payment of the Maximum Royalty or at the end of two years after the Term, as the case may be, Great Dane's obligations to pay royalties shall cease (except in the event Great Dane has not paid the Maximum Royalty, then Great Dane shall continue to may royalties for any subsequent facility pursuant to Section 6.4 hereof until the payments in the aggregate are equal to the Maximum Royalty), and this Agreement shall then be deemed to constitute a fully paid-up, non-cancellable license, subject to no further license payments.
               9.5 In the event of any breach hereof by Great Dane, in addition to any damages recoverable by Graaff, any amount of the royalties then accrued and unpaid shall accelerate and become due and payable immediately.
            10.   MOST FAVORED LICENSEE.
                  In the event that Graaff or any Affiliate of Graaff shall grant a license for Confidential Information for Licensed Product for use in truck trailers, at a royalty rate lower then that charged Great Dane herein, or terms and conditions of royalty payments more favorable than those applicable to Great Dane, Graaff agrees to notify Great Dane thereof, and at Great Dane's request, will provide Great Dane with such more favorable rates or terms and conditions, effective as of the date on which such other license shall be granted and effective.
            11.   RECORD KEEPING AND INSPECTION.
               11.1 Great Dane agrees to keep accurate books and records of Licensed Product sales in a separate account, concerning amounts of Licensed Product produced and to whom sold, including all invoice details. In the event of sales by Affiliates not previously reported as sales by Great Dane, Great Dane agrees to procure copies of the books and records of such Affiliate(s)) with respect to the same, certified to Graaff as true and accurate by a duly authorized officer thereof, and further to procure for Graaff those other rights of inspection as herein set forth.
               11.2 The quarterly royalty accounting statement of Great Dane shall be certified as true and accurate by a duly authorized officer of Great Dane.

               11.3 Upon reasonable notice, Great Dane shall, during normal business hours, afford authorized representatives of Graaff access to its books and records respecting royalties obligations hereunder, including inspection and copying thereof. In the event such data are computerized, Great Dane shall explain the software programs and means of input, output and access, including codes and passwords then in effect.
               11.4 Such access shall not be required to be granted more than twice in a year, except that additional access shall be granted in the event of a breach hereof claimed by Graaff.
            12.    TRADEMARKS.
               12.1 In the event that Graaff shall adopt or utilize any trademark or service mark in respect of the production processes licensed herein, Graaff agrees that Great Dane may, at its option utilize such mark(s) in such manner as Graaff may reasonably direct. Upon the complete termination hereof, Great Dane agrees that it will cease all use of any of such mark(s) immediately.
               12.2 In the event that Great Dane shall decide to adopt or utilize any trademark or service mark in respect of the products or the processes licensed herein, it acknowledges and agrees that no such mark shall in any way refer to the Graaff foam core technology.
            13.   WARRANTIES.
                  13.1  Graaff warrants to Great Dane as follows:

                        (a) Graaff has the full and complete right and authority to grant the license herein contained and perform as herein covenanted.
                    (b) The Equipment shall be free from defects in materials and workmanship under normal use and service in accordance with the manufacturers' ratings and specifications. This shall not be deemed to include the foam machines, for which Graaff shall transfer to Great Dane any manufacturer's warranty and Great Dane agrees to look to the manufacturer thereof for remedies under warranty. Moreover, the Facility, after Installation of the Equipment by Graaff in accordance with Section 2.5 hereof, and if (i) Great Dane operates and maintains the same in accordance with Graaff's directions and within any tolerances and parameters therein specified, (ii) Great Dane regularly and properly replaces any wearing parts, and (iii) the foam machine(s) shall be properly working, will be capable of producing the Licensed Product in accordance with the Product and Performance Specifications.
                    (c) Neither the Equipment nor the Confidential Information is subject to patents or industrial or intellectual property rights of any third parties, or if so, all necessary consents necessary hereto have been duly obtained. As of the date hereof, Graaff has not received notice of any claim of infringement by any third party in respect of any such rights.
               13.2 These warranties shall expire one (1) year from the date of Acceptance, or in the event that any delay shall have occurred for any reason in the construction of the Plant, a maximum of twenty (20) months from the date on which the Plant was scheduled to be complete and ready for Installation. No warranty claim made after such date shall be effective or valid.
               13.3 In the event of any breach of the above warranties, (i) Graaff agrees at its own cost and expense to replace or repair (at Graaff's option) any defective Equipment, or, (ii) if the Facility shall not produce the Licensed Product in accordance with the Product and Performance Specifications and the same was caused directly by Graaff's faulty Facility Specifica-tions, or Graaff's faulty final Plant Designs, or Graaff's faulty designation of final Supply Requirements, or Graaff's faulty workmanship during Installation, or Graaff's faulty design or manufacture of the Equipment, Graaff agrees at its own cost and expense to promptly correct any such defect. Great Dane shall give prompt notice of any defect and/or claim under warranty. Any defective parts replaced shall become the property of Graaff. In the event that Graaff shall fail to undertake and fulfill its warranty obligations hereunder within a reasonably prompt period after notice of any failure thereof, the limitations of this Section 13.3 shall, to the extent of such failure, not preclude the recovery of monetary damages by Great Dane, subject to the other terms and conditions hereof.
               13.4 In the event of a claim of a breach of Section 13.1(c), Graaff shall indemnify and hold Great Dane harmless from any such claims, including reasonable attorneys fees and costs (being always subject to Sections 13.6 and 15.2 hereof), provided that (i) Great Dane shall permit Graaff (and its attorneys) at the cost of Graaff to participate therein, and (ii) Graaff shall have the right to approve or reject any proposed settlement thereof, approval of which shall not be unreasonably withheld. In the event of a final judgment of infringement, Graaff may, in its sole election, either secure for Great Dane the right to continue to use the Equipment, or reasonably modify the Equipment (including performance thereof, as the case may be) so that it shall become non-infringing, provided that the Equipment so modified produces Licensed Product in accordance with the Product and Performance Specifications.
                  13.5 THE WARRANTIES HEREIN GIVEN SHALL BE IN LIEU OF ALL OTHER WARRANTIES, AND THE WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR USE, WHETHER EXPRESS OR IMPLIED, ARE EXCLUDED EXCEPT AS HEREIN PROVIDED.
               13.6 It is expressly understood that neither Graff nor Great Dane shall be liable for special or consequential damages, including loss of profits, resulting from any breach whatsoever of this Agreement.
               13.7 Great Dane shall have the option, with the prior consent of and at the expense of Graaff, to undertake warranty repairs. In the event that Great Dane agrees to undertake any warranty repair, however, and such warranty repair is not performed in accordance with Graaff's directions with regard thereto, the warranties with respect to the Equipment so affected shall immediately become void and unenforceable. After the warranty period expires, Graaff will still, at Great Dane's expense, agree to service and repair the Equipment (except the foam machines), at a price in accordance with Section
5.2 hereof for labor costs and in no event in excess of thirty (30) man-days a year.
            14.   DELAY; FORCE MAJEURE.
               14.1 The parties acknowledge the timing of delivery and performance as set forth in Section 2 and the Schedule. Any delay of one party in its performance which is reasonably a precondition to further performance by the other party shall serve to excuse such other party's performance for a period equal to such delay.
               14.2 Neither of the parties hereto shall be responsible for or liable to the other for any damage, delay or loss of any kind (including liquidated damages), directly or indirectly, resulting from fire, flood, explosion, riot, rebellion, revolution, war, labor trouble (whether or not due to the fault of any party hereto), requirements or acts of any government or subdivisions thereof, failure or delay of suppliers or transport, or any other cause beyond the reasonable control of the party. The occurrence and the termination of such force majeure shall be promptly communicated to the other party.
            15.   BREACH AND REMEDY
               15.1 Except as to the unauthorized disclosure of any Confidential Information or any other material breach hereof, a party claiming breach hereof shall give the other party notice of the claimed breach, and the other party shall have sixty (60) days in which to effect a cure, or if not curable within such 60 days, to have commenced a cure thereof and to have prosecuted the same in good faith and as rapidly as possible.
               15.2 Notwithstanding anything else stated in this Agreement, in no case shall the liability of one party to the other for any damages (including liquidated damages for delay), for breach or breaches of this Agreement exceed an amount equal to the aggregate of the Price and of royalties paid and/or accrued as at the date of notice of breach. In the event that a damage award in favor of Great Dane should otherwise exceed such amount, any excess shall be payable only by set off against any future royalties payable (or as the case may be in the event of excess damages payable by Great Dane to Graaff, the excess shall be paid when and to the extent future royalties accrue).
               15.3 In the event that one party shall be in breach of its obligations under this Agreement, then the other party shall be relieved of its obligations hereunder until the breach shall have been cured. For such purposes, a breach shall be deemed cured by specific remedial performance or payment of damages within the provisions of this Agreement. In the event of such a breach by Graaff which shall not be so cured, then Great Dane shall be relieved of its obligations hereunder, but shall nevertheless retain the licenses granted to it pursuant to this Agreement in respect of the Facility. Notwithstanding any ter-mination or rescission hereof by reason of a breach, the provisions of Section 7 hereof shall continue in existence and remain binding on the parties.


            16.   MISCELLANEOUS.
               16.1 This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Indiana, without consideration of the doctrine of RENVOI.
               16.2 In the event that any portion hereof shall be deemed void or unenforceable, the remainder shall remain unaffected thereby unless the same shall effect material changes in the expected mutual performance of the parties.
               16.3 The relationship between the parties is that of vendor-vendee and of independent contractor, and not of agency. Neither party is the legal representative of the other or has the authority or right to assume or undertake any obligation or make any representation on behalf of the other, except to the limited and specific extent permitted herein.
               16.4 This Agreement constitutes the entire agreement between the parties, supersedes all prior understandings between the parties (oral or written), and may not be amended except in a writing executed by both parties.
               16.5 This Agreement may not be assigned or transferred in part or in whole by Great Dane without the prior written consent of Graaff (except as provided above in Section 6.4), nor shall Graaff assign or transfer this Agreement in whole or in part, except as to a right to receive the Price or royalties hereunder.
               16.6 The failure of a party hereto to require the performance of any term of this Agreement or waiver by a party of any breach under this Agreement shall not prevent a subsequent enforcement of such term nor be deemed waiver of any subsequent breach. No remedy available to either party is intended to be exclusive of any other remedy and the exercise of any one remedy shall not preclude the exercise of any other remedy (except with respect to liquidated damages as set forth herein).
               16.7 The captions set forth herein are for convenience of reference only and shall not be considered as part hereof or in any way to limit or amplify the terms and provisions hereof.
               16.8 Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been given after the same has been mailed by registered or certified airmail, to the respective addresses appearing on the first page of this instrument, or to such other addresses as the parties may from time to time designate in writing.
               16.9 Graaff KG agrees to cause Mr. Wolfgang Graaff to undergo any tests and execute any documents which may be required in order that Great Dane may take life insurance on the life of Mr. Graaff, at the cost of Great Dane. Graaff does not warrant in any way that Mr. Graaff is insurable or that Great Dane will obtain any such policy.

            IN WITNESS WHEREOF, the parties have duly executed this (Signature page follows on page 36]

Agreement on the day and year first above written.
GREAT DANE TRAILERS, INC.                       GRAAFF KG

By:_______________________                       By:______________________
Name:_____________________                       Name:____________________
Title:____________________                       Title:___________________

GREAT DANE TRAILERS INDIANA, INC.


By:_______________________
Name:_____________________
Title:____________________

EXHIBIT 1.4

SCHEDULE
            The following schedule shall commence as of the date of complete signing of the Agreement ("Starting Date"):
            1.     One Month from Starting Date:
                        Great Dane will provide Graaff with information regarding size of building, average temperature (as well as highest and lowest temperatures during the year); highest and lowest humidity during the year; pollution, environmental, safety and other similar regulations; and general material flow plans and general desired layout of the Plant (subject to agreement on the final Plant Designs).


            2.    2 months from Starting Date:
                        completion of actions contemplated in Sections 2.1(a)-(c) of the Agreement, including definition by Graaff of Supply Requirements generally pursuant to
                        Exhibit 1.8 (subject to agreement on the final Supply Requirements).


            3.     3 months from Starting Date:
                        initialling of final Plant Designs and of final Supply Requirements.

            4.    6 months from Starting Date:
                        Delivery of blueprints, etc. by Great Dane to Graff.


            5.    14 months from Starting Date:
                        completion of the Plant by GREAT DANE, ready for Installation.


            6.    14 months from Starting Date:
                        delivery of Equipment EX WORKS Elze.


            7.    15 months from Starting Date:
                        assumed transportation (arrival at Brazil)


            8.    18 months from Starting Date:
                        complete assembly of Plant and completion of Installation; commencement of Start-Up period.


            9.    19 months from Starting Date:
                        completion of Start-Up period, subject to Section 2.6 of the Agreement.


            10.   21 months from Starting Date:
                        completion of repair or correction if first Start-Up unsuccessful; commencement of second Start-Up.

            11.   22 months from Starting Date:
                        completion of second Start-Up period.

EXHIBIT 1.5

List of Equipment to be
DELIVERED BY GRAAFF


          The list of Equipment represents the exact actual production equipment of GRAAFF KG in Germany, except for the fact that different dimensions and sizes are given to provide for the Product Specifications hereinafter. Therefore, all equipment can be directly defined by direct comparison. The various items to be delivered by GRAAFF will include at least the following:
            - 2   foaming machines and controls


            - 2 presses (15m x 3.4 x 0.3m), including central vacuum equipment consisting of 4 ventilators of 4.2 KW and of 8 ventilators of
                  1.2 KW. Hydraulic system includes pump and four functions for lifting and fixing of panels and three hydraulic cylinders to lift the press;


            - 1 combined control station for both presses with a monitoring system to control all main functions of the presses, foaming machines and other important data;


            - 1 heating equipment per press, including pumps, piping and temperature control;

            - 8 air cushion tables of 7.Om length and approximately 3.4m width, including ventilator system of 4 units of about 5 KW per table


            - 3 gravity roller conveyors for sides, floor and roof assembly and production, with electric motor;


            - 4 vacuum crane frames of approximately 13m length and I.5m width;


            - tanks (2 for Isocyanate, 2 for Polyol) of 20,000 liters each, including piping for filling and material transport; 2 pumps for exact measuring of volume and distribution; tanks, including temperature scale, filling scale and various valves and slide valves and safety devices;


            - 1 mixing unit with piping and tank for activator. 2 BOSCH precision pumps, including motor, one mixing chamber with motor. Unit includes central exhauster, sliding valves and electric control unit;

            - 1  working platform between presses, including hinged cantilevered runway, cranes and rails to hold
                  mixing heads of foaming machine, including computer control; 2 platforms to install foaming machines;


            - 1   filling station for Freon gas, excluding tank;


            - 1 safety chamber for activator mixing including exhaust-system, electric barrel pump and control system;


            -     laboratory equipment


            - 1   scale up to 200kg


            - 1   scale up to 10kg


            - 1   laboratory scale


            - 1   electric mixer


            -     testing equipment


            -     safety devices


            -     tools for the repair of machines


            - 1   front wall holding press inc. closing mechanism

            - 2   door wing holding presses including closing mechanism.


            -     all major spare parts for one year's operations.

EXHIBIT 1.8
PRELIMINARY SUPPLY REQUIREMENTS


A.     UTILITIES:
      Utilities required shall include, without limitation:


      -     electricity 440 Volt /60 Hz


      -     compressed air in dried condition, 10 bar pressure


      -     water through 1/2" pipe at 5 bar pressure


      -     installation of required heating capacity for the building


      -     heating capacity of the presses of approx. 100 kcal/h


B.    EQUIPMENT FOR PRODUCTION
      The following Equipment, without limitation, will be supplied by GREAT DANE at its cost, according to GRAAFF specifications:
            -     molds for panels and floor
            - transportation and handling equipment, except for 4 vacuum crane frames
            -     2 to 4 cranes (at Great Dane's option) of 5 ton capacity

            -     freon and methyl chloride tanks


C.    MATERIALS
      Purchase by Great Dane, at its expense, of all materials req-uired as specified by Graaff, including without limitation:
            -     Freon gas
            -     inhibitors
            - methyl chloride, nitrogen and other materials to be specified by GRAAFF.
            - Isocyanate and polyol system as specified by Graaff and available from BAYER, Leverkusen, and/or MOBAY, Pittsburgh, a subsidiary company of BAYER Germany, or directly through BAYER Germany.
            -     PE film and other sealing materials
            -     skins and linings for panels


D.    EQUIPMENT FOR INSTALLATION.
      In addition to skilled personnel, machines, tools and cranes Graaff may require and which Great Dane will supply at its cost during Installation, Great Dane will have to provide a heavy duty crane of 20 tons lifting capacity for about one week, and fork lift trucks should be made available if necessary and requested by GRAAFF.

EXHIBIT 1.13


PERFORMANCE SPECIFICATIONS


          During and after Acceptance, the Facility shall produce Licensed Products in accordance with the Product Specifications, as follows: during two
(2) eight (8)-hour shifts per day, for five (5) continuous work days, (i) 16 side walls of 3 sizes and 2 different thicknesses and densities (6 possible combinations) plus (ii) 8 roofs of 3 sizes and of 2 different thicknesses and densities (6 possible combinations), plus (iii) 8 floors of 3 sizes and of 2 different thicknesses and densities (6 Possible combinations), in such sequence and manner as would be reasonable for commercial production. Graaff will cause these performance requirements to be met, provided that Great Dane shall have all linings and skins properly premanufactured, preselected, and ready for foaming, all properly set up in the pre-production storage area, and Great Dane shall properly transport the foamed panels to further proper storage areas after foaming. Such performance will be achieved with the use of seven (7) persons per shift, being one 3-person work team per each press and one foreman, all of whom shall have been appropriately trained in the operation and maintenance of the Facility.

EXHIBIT 1.17


PRODUCT SPECIFICATIONS




A. The Facility will produce the following Licensed Products, with no more than a 20% excess foam loading factor:


      1.    SIDE WALLS


            DIMENSIONS:       (a)   560" (14.22m) maximum length
                                    324" ( 8.23m) minimum length
                              (b)   115" ( 2.92m) maximum width
                                     97" ( 2.46m) minimum width


            INCREMENTS:       6" = 152.4mm length
                              1" =  25.4mm width


            THICKNESS             and               DENSITY:


            1.5" (38.lmm)                             80kg/m(3)
            2.0" (50.8mm)                             65kg/m(3)
            2.5" (63.5mm)                             65kg/m(3)
            3.0" (76.2mm)                             60kg/m(3)

2.    Roof
            DIMENSIONS:             569" (14.45m) maximum length
                                    324" ( 8.23m) minimum length
                                    102" ( 2.59m) maximum width
                                     90"  ( 2.29m) minimum width


            INCREMENTS:             6" =  152.4mm   length
                                    1" =   25.4mm   width


            THICKNESS             and               DENSITY
            2.5"   (63.5mm)                           65kg/m(3)
            3.0"   (76.2mm)                           60kg/m(3)
            4.0"  (101.6mm)                           55kg/m(3)


3.    FLOOR
      DIMENSIONS              569" (14.45m)  maximum length
                              324" ( 8.23m)  minimum length
                              102" ( 2.59m)  maximum width
                               90" ( 2.29m)  minimum width


      INCREMENTS              6" =  152.4mm length
                              1" =   25.4mm width


      THICKNESS             and               DENSITY
      2.0" (63.5mm)                             80kg/m(3)

      3.0" (76.2mm)                             80kg/m(3)

Graaff has heretofore delivered certain 2.5" thick side wall panels, manufactured in accordance with Graaff drawings PR 8034.2.00 and PR 8034.1.00, which were previously incorporated by Great Dane into a truck trailer having vehicle identification number IS-DSO 82001, which was satisfactorily subjected to dynamic testing by Great Dane with its simulator test programs, "Drive-3" and "Space DRV". All 2.5" thick side walls, when produced at the Facility in accordance with specifications in such Graaff drawings and incorporated into a truck trailer having specifications identical to those of IS-DSO 82001, in tests run on the same test equipment operating under the same conditions and pursuant to the same test programs, shall be at least equal in performance characteristics to those tested by Great Dane heretofore in IS-DSO 82001.
                                        49